FOR FURTHER INFORMATION:

At the Company:						At the Financial Relations Board:
Elaine Bacon	 							Bill Schmidle, Analyst Inquiries
513-489-5400		  					312-640-6753
shinfo@cnmw.com						Karl Plath, General Inquiries
										          	312-640-6738

FOR IMMEDIATE RELEASE

Nasdaq Delists Company's Securities

CINCINNATI, April 9, 1997_Cincinnati Microwave, Inc. (Nasdaq: CNMWQ) announced today that The Nasdaq Stock Market, Inc. notified the Company that it has delisted the Company's securities from The Nasdaq Stock Market effective today as a result of the Company's ongoing bankruptcy proceeding and the Company's failure to meet (or present a plan that would remedy such failure within a reasonable period of time) the net tangible assets and minimum bid price requirements set forth in the NASD Marketplace Rules.

The Company is continuing its efforts to find purchasers for its phone and modem businesses, and to determine whether a plan of reorganization is possible. To date, it appears that, even if the Company is able to reorganize and emerge from bankruptcy proceedings, there is little likelihood that any plan of reorganization would provide any value, or more than only minimum value, to its existing shareholders.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The Company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network.

Additional information on the Company, its products and markets can be obtained from the Company's worldwide web site:
http://www.cnmw.com/welcome.htm. Information
about Cincinnati Microwave also is available, free of charge via fax, by dialing 1-800-PRO-INFO and using ticker symbol CNMW.

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